Exhibit 99.1

SS Innovations Demonstrates Long-Distance Telesurgery Capabilities
at Royal Australian College of Surgeons Annual Scientific Congress

Landmark telesurgery performed in Perth, Australia, more than 4,500 miles from the patient in India, utilizing the SSi Mantra surgical robotic system and SSi MantrAsana tele-surgeon console

Fort Lauderdale, FL – May 7, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the successful completion of a long-distance cross-border telesurgery utilizing the SSi Mantra surgical robotic system (the “SSi Mantra”) and SSi MantrAsana tele-surgeon console (the “SSi MantrAsana”) and spanning more than 4,500 miles from the surgeon located at the Royal Australian College of Surgeons in Perth, Australia to the patient in Indore, India.

On May 2, 2026, Dr. Mohit Bhandari, President of IRCAD India, remotely performed the live telesurgery, a robotic gastrojejunostomy1, during the Royal Australian College of Surgeons Annual Scientific Congress. To conduct the procedure, Dr. Bhandari utilized the SSi MantrAsana tele-surgeon console, a compact self-contained chair-based version of the larger SSi Mantra surgeon command center that enables portability, requires less space, and facilitates the performance of telesurgeries from a wide range of locations, including physician offices.

(Dr. Bhandari conducting a live long-distance telesurgery at the Royal Australian College of Surgeons Annual Scientific Congress, utilizing the SSi MantrAsana Tele Surgeon Console.)

The SSi MantrAsana has been engineered for real-time remote procedures through ultra-low latency connectivity, high-definition visualization, and precise instrument control.

To date, more than 170 telesurgeries, including intricate cardiac procedures, have been performed with the SSi Mantra surgical robotic system.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We thank the Royal Australian College of Surgeons for this opportunity to demonstrate the advanced telesurgery capabilities of our SSi Mantra surgical robotic system. I’d also like to congratulate Dr. Bhandari and the SS Innovations team for making possible another successful long-distance cross-border telesurgery with the SSi Mantra. We believe that telesurgery has the power to transform traditional healthcare delivery and democratize access to global surgical expertise. We are proud to be pioneering this revolutionary technology.”

1A gastrojejunostomy is a surgical procedure that creates a new connection between the stomach and the middle small intestine (jejunum) to bypass the duodenum.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana Tele Surgeon Console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that provides equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

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